SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.         )*

PHARMION CORPORATION

(Name of Issuer)

COMMON STOCK, $0.001 PAR VALUE

(Title of Class of Securities)

71715B409

CUSIP Number

DECEMBER 31, 2003

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 71715B409	13G	Page 2 of 14 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

The Bay City Capital Fund III, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER

	6.	SHARED VOTING POWER	1,203,352

	7.	SOLE DISPOSITIVE POWER

	8.	SHARED DISPOSITIVE POWER	1,203,352

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	1,203,352

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)	5.02%

12.	TYPE OF REPORTING PERSON	PN

CUSIP No. 71715B409	13G	Page 3 of 14 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

The Bay City Capital Fund III Co-Investment Fund, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER	0

	6.	SHARED VOTING POWER	52,630

	7.	SOLE DISPOSITIVE POWER	0

	8.	SHARED DISPOSITIVE POWER	52,630

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	52,630

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)	0.22%

12.	TYPE OF REPORTING PERSON	PN

CUSIP No. 71715B409	13G	Page 4 of 14 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

The Bay City Capital Management III, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER	0

	6.	SHARED VOTING POWER	1,255,982

	7.	SOLE DISPOSITIVE POWER	0

	8.	SHARED DISPOSITIVE POWER	1,255,982

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	1,255,982

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)	5.24%

12.	TYPE OF REPORTING PERSON	OO

CUSIP No. 71715B409	13G	Page 5 of 14 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Bay City Capital LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER	0

	6.	SHARED VOTING POWER	1,255,982

	7.	SOLE DISPOSITIVE POWER	0

	8.	SHARED DISPOSITIVE POWER	1,255,982

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	1,255,982

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)	5.24%

12.	TYPE OF REPORTING PERSON	OO

CUSIP No. 71715B409	13G	Page 6 of 14 Pages

ITEM 1(a).	NAME OF ISSUER:

Pharmion Corporation

ITEM 1(b).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

2528 28th Street

Boulder, Colorado 80301

ITEM 2(a).	NAME OF PERSON FILING:

The Bay City Capital Fund III, L.P.

ITEM 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:

750 Battery Street, Suite 600

San Francisco, California 94111

ITEM 2(c).	CITIZENSHIP:

Delaware

ITEM 2(d).	TITLE OF CLASS OF SECURITIES:

Common Stock, $0.001 par value

ITEM 2(e).	CUSIP NUMBER:

71715B409

ITEM 3.	Not applicable.

ITEM 4.	OWNERSHIP:

ITEM 4(a).	1,203,352

ITEM 4(b).	5.02%

ITEM 4(c)	(i) Sole power to vote or direct vote: 0 shares
(ii)	Shared power to vote or direct vote: 1,203,352 shares
(iii)	Sole power to dispose or to direct the disposition of: 0 shares
(iv)	Shared power to dispose or direct the disposition of: 1,203,352 shares

CUSIP No. 71715B409	13G	Page 7 of 14 Pages

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒.

** As of the date of the event which requires filing of this statement, the Reporting Person held 5.02% of the Issuer’s outstanding Common Stock. As of the date of this filing, and based on the Issuer’s most recently filed 10-K, the Reporting Person holds 4.76% of the Issuer’s outstanding Common Stock.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

Not applicable.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Not applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

Not applicable.

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP:

Not applicable.

ITEM 10.	CERTIFICATION:

Not applicable.

CUSIP No. 71715B409	13G	Page 8 of 14 Pages

ITEM 1(a).	NAME OF ISSUER:

Pharmion Corporation

ITEM 1(b).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

2528 28th Street

Boulder, Colorado 80301

ITEM 2(a).	NAME OF PERSON FILING:

The Bay City Capital Fund III Co-Investment Fund, L.P.

ITEM 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:

750 Battery Street, Suite 600

San Francisco, California 94111

ITEM 2(c).	CITIZENSHIP:

Delaware

ITEM 2(d).	TITLE OF CLASS OF SECURITIES:

Common Stock, $0.001 par value

ITEM 2(e).	CUSIP NUMBER:

71715B409

ITEM 3.	Not applicable.

ITEM 4.	OWNERSHIP:

ITEM 4(a).	52,630.

ITEM 4(b).	0.22%

ITEM 4(c).	(i) Sole power to vote or direct vote: 0 shares
(ii)	Shared power to vote or direct vote: 52,630 shares
(iii)	Sole power to dispose or to direct the disposition of: 0 shares
(iv)	Shared power to dispose or direct the disposition of: 52,630 shares

CUSIP No. 71715B409	13G	Page 9 of 14 Pages

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒.

** As of the date of the event which requires filing of this statement, the Reporting Person held 0.22% of the Issuer’s outstanding Common Stock. As of the date of this filing, and based on the Issuer’s most recently filed 10-K, the Reporting Person holds 0.21% of the Issuer’s outstanding Common Stock.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

Not applicable.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Not applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

Not applicable.

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP:

Not applicable.

ITEM 10.	CERTIFICATION:

Not applicable.

CUSIP No. 71715B409	13G	Page 10 of 14 Pages

ITEM 1(a).	NAME OF ISSUER:

Pharmion Corporation

ITEM 1(b).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

2528 28th Street

Boulder, Colorado 80301

ITEM 2(a).	NAME OF PERSON FILING:

Bay City Capital Management III LLC

ITEM 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:

750 Battery Street, Suite 600

San Francisco, California 94111

ITEM 2(c).	CITIZENSHIP:

Delaware

ITEM 2(d).	TITLE OF CLASS OF SECURITIES:

Common Stock, $0.001 par value

ITEM 2(e).	CUSIP NUMBER:

71715B409

ITEM 3.	Not applicable.

ITEM 4.	OWNERSHIP:

ITEM 4(a).	1,255,982. Bay City Capital Management III LLC, in its capacity as the General Partner of each of The Bay City Capital Fund III, L.P. and The Bay City Capital Fund III Co-Investment Fund, L.P., may be deemed to beneficially own 1,255,982 shares of the Issuer’s common stock.

ITEM 4(b).	5.24%

ITEM 4(c).	(i) Sole power to vote or direct vote: 0 shares
(ii)	Shared power to vote or direct vote: 1,255,982 shares
(iii)	Sole power to dispose or to direct the disposition of: 0 shares
(iv)	Shared power to dispose or direct the disposition of: 1,255,982 shares

CUSIP No. 71715B409	13G	Page 11 of 14 Pages

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒.

** As of the date of the event which requires filing of this statement, the Reporting Person beneficially owned 5.24% of the Issuer’s outstanding Common Stock. As of the date of this filing, and based on the Issuer’s most recently filed 10-K, the Reporting Person beneficially owns 4.97% of the Issuer’s outstanding Common Stock.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

Not applicable.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Not applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

Not applicable.

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP:

Not applicable.

ITEM 10.	CERTIFICATION:

Not applicable.

CUSIP No. 71715B409	13G	Page 12 of 14 Pages

ITEM 1(a).	NAME OF ISSUER:

Pharmion Corporation

ITEM 1(b).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

2528 28th Street

Boulder, Colorado 80301

ITEM 2(a).	NAME OF PERSON FILING:

Bay City Capital LLC

ITEM 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:

750 Battery Street, Suite 600

San Francisco, California 94111

ITEM 2(c).	CITIZENSHIP:

Delaware

ITEM 2(d).	TITLE OF CLASS OF SECURITIES:

Common Stock, $0.001 par value

ITEM 2(e).	CUSIP NUMBER:

71715B409

ITEM 3.	Not applicable.

TEM 4.	OWNERSHIP:

ITEM 4(a).	1,255,982. Bay City Capital LLC, in its capacity as advisor to each of The Bay City Capital Fund III, L.P. and the Bay City Capital Fund III Co-Investment Fund, L.P., may be deemed to beneficially own 1,255,982 shares of the Issuer’s common stock.

ITEM 4(b).	5.22%

ITEM 4(c).	(i) Sole power to vote or direct vote: 0 shares
(ii)	Shared power to vote or direct vote: 1,255,982 shares
(iii)	Sole power to dispose or to direct the disposition of: 0 shares
(iv)	Shared power to dispose or direct the disposition of: 1,255,982 shares

CUSIP No. 71715B409	13G	Page 13 of 14 Pages

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒.

** As of the date of the event which requires filing of this statement, the Reporting Person beneficially owned 5.24% of the Issuer’s outstanding Common Stock. As of the date of this filing, and based on the Issuer’s most recently filed 10-K, the Reporting Person beneficially owns 4.97% of the Issuer’s outstanding Common Stock.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

Not applicable.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Not applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

Not applicable.

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP:

Not applicable.

ITEM 10.	CERTIFICATION:

Not applicable.

CUSIP No. 71715B409	13G	Page 14 of 14 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 13, 2004

THE BAY CITY CAPITAL FUND III, L.P.

By:	Its General Partner
Bay City Capital Management III LLC

\s\ Fred B. Craves
By:	Fred B. Craves
Its:	Manager and Managing Director

THE BAY CITY CAPITAL FUND III CO-INVESTMENT FUND, L.P.

By:	Its General Partner
Bay City Capital Management III LLC

\s\ Fred B. Craves
By:	Fred B. Craves
Its:	Manager and Managing Director

BAY CITY CAPITAL LLC

\s\ Fred B. Craves
By:	Fred B. Craves
Its:	Manager and Managing Director

BAY CITY CAPITAL MANAGEMENT III LLC

\s\ Fred B. Craves
By:	Fred B. Craves
Its:	Manager and Managing Director